Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Corporate Office Properties Trust on Form S-3 (File Nos. 333-108785 and 333-85210) and Form S-8 (File Nos. 333-87384, 333-88711, 333-111736, 333-118096, and 333-118097) of our report dated September 9, 2004 with respect to the statement of revenue and certain expenses of TRC Pinnacle Towers, L.L.C. for the year ended December 31, 2003 included in the Current Report on Form 8-K dated April 15, 2004 and filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 21, 2004